Exhibit 99.1
October 19, 2020

Dear JLL Income Property Trust Stockholders,

October marks the eight-year anniversary of JLL Income Property Trust, making it the longest-tenured daily NAV REIT in the industry. Since our inception in October 2012, we have generated an annualized 6.4% return to our investors while also delivering remarkably low volatility as measured by our standard deviation of 1.8% on Class M-I shares. We are extremely proud to continue to deliver on our founding investment objectives of generating attractive income for distribution to stockholders, preserving and protecting invested capital across market cycles and enabling the use of real estate as a component of long-term portfolio diversification.

JLL Income Property Trust enters the fourth quarter in a strong position; hopeful for strengthening market fundamentals but also bracing for uncertainties that could arise from the upcoming election and a potential COVID-19 resurgence. The quality and attractiveness of our properties and locations could not be demonstrated more clearly than by the over 700,000 square feet of new and renewal leases we have executed throughout 2020. The resiliency of our core investment thesis is also highlighted by our overall 95% leased status. To further strengthen our balance sheet for either a breakout recovery in 2021 or a more muted economic scenario, we reduced our overall leverage ratio from 39% at June 30th to 36% at the end of September. Finally, JLL Income Property Trust has continued to meet its objective of providing reliable cash flow, paying 35 consecutive quarterly dividends since inception, increasing our dividend six times during that period with an average annual dividend increase of 4.2%.

In reviewing these results, there are three main points to highlight:

•First, in what was expected to be one of our most challenging quarters of the year, our team overcame significant headwinds to deliver stable investment performance for Q3, underpinning the role that JLL Income Property Trust plays as a consistent, reliable portfolio diversifier.

•Second, we remain committed to our core investment and operations strategy as we seek new investments and actively manage our current portfolio. It is a priority to work to retain our current tenants and to help support their businesses. This commitment has allowed us to maintain high collection rates throughout the quarter and year.

•And third, our thoughtful, research-led portfolio strategy continues to deliver durable income to our stockholders as we further reduce our leverage. As a result, our investment performance for the quarter has been stable, and we are well positioned to deliver solid year-end results.

333 W. Wacker Drive | Chicago, IL 60606 | United States

Exhibit 99.1
Below you will find a more detailed discussion of JLL Income Property Trust’s performance in the quarter.

•Returns – Class M-I Shares posted a third quarter 2020 total return of 0.7% comprised of 1.2% of income return and -0.4% in appreciation return. Our rigorous, independent third-party valuation methodology has captured modest declines similar to those seen by institutional indices for private core real estate.

•Valuations – The portfolio experienced mostly flat valuation changes during the quarter, prior to capital improvements. We continue to invest capital in our portfolio to maintain higher occupancy and attract new tenants which resulted in a negative appreciation return of -0.4%. Our industrial / warehouse sector experienced valuation gains of $4 million during the quarter. The other property sectors were flat to slightly down. Our valuation policy dictates that each property in our portfolio is appraised every quarter, no less than four times per year, by our third-party, independent valuation advisor, RERC. Since mid-March, every one of our 78 properties has been independently reappraised by RERC at least twice, with any changes reflected immediately in our daily share price.

•Collections – For September 2020, we have collected 92% of our rents before lease amendments and 93% after lease amendments. Broken down by property sector our collections (before / after lease amendments) were: apartments – 96% / 96%, industrial – 100% / 100%, office – 95% / 98%, and grocery-anchored retail – 78% / 79%.

•Leasing – In 2020, we have executed over 700,000 square feet of new and renewal leases. Over half of that total was signed between April and September during government-mandated shutdowns and closures. Major lease transactions have been realized at numerous locations across our industrial / warehouse portfolio.

•Acquisitions – We are working on a number of attractive investment opportunities and expect increased acquisition activity in the fourth quarter and early in 2021.

•Occupancy – The portfolio is well leased across all property sectors with an overall weighted average occupancy of 95%, supporting our primary objective of delivering stable income to investors. Lease expirations are well staggered over future years with a 5.5 year weighted average lease term.

•Liquidity – At quarter end, JLL Income Property Trust had almost 10% of its balance sheet in liquidity via cash or available balance on our revolving line of credit. This $250 million in liquidity is dry powder for future investments or, in the event of an economic slowdown, insurance.

333 W. Wacker Drive | Chicago, IL 60606 | United States

Exhibit 99.1
JLL Income Property Trust ended the third quarter with 78 properties well diversified by property type, geography and tenant base. Our core investment thesis, focused on well-located, well-leased institutional quality properties, combined with the application of conservative leverage, is designed to help preserve and protect investors’ capital during events such as these cycle-ending disruptions. As such, we are well-positioned to deliver on our investment objectives even through these challenging times.
During times of greater uncertainty, certainly a fair characterization of 2020 so far, investors tend to seek safety and security – something we believe can be found through core real estate. The case for investing in real estate is often made through the sheer weight of its asset class – a reasonable premise given commercial real estate’s ranking as the third largest component of the investable universe. Private real estate’s statistical comparisons in terms of non-correlation and lower volatility are also quite compelling. Moreover, long-term patient investors may also want to consider how real estate bridges the past, present and future more so than any other asset class.
The useful life of the typical building is two to five times longer than any other “blue chip” investment. Land can represent a significant component of a property’s investment value and retains its economic value over time, while buildings frequently have proven flexible and adaptable over long periods. The income generated from well-located, core properties is generally more stable and longer-lived than the financial health of the tenants that are the source of that income. Tenants inevitably come and go as their financial circumstances and location preferences change. Yet, the enduring, adaptable reuse value of the real estate remains intact – especially within the core real estate sectors, which by definition are selected for their longevity of value across multiple cycles. It is this longer-term view that drives our investment strategy.
As the current market environment continues to evolve and post modest improvement, we remain focused on delivering our targeted investment performance, while also keeping our employees and tenants safe and supporting the communities in which we work and invest. I am extremely proud of the way our organization has executed and performed in what has been an incredibly complex and challenging environment. I want to thank my team for their dedication and efforts, and you for being patient, loyal stockholders.

Sincerely,

C. Allan Swaringen
President & CEO
JLL Income Property Trust
333 W. Wacker Drive | Chicago, IL 60606 | United States
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